Exhibit 10.47

COMPROMISE AGREEMENT AND RELEASE

1.	Parties to the Compromise Agreement and Release

The parties to this Compromise Agreement and Release (hereinafter “Agreement”) are as follows:

1.1 David Bartram (hereinafter referred to as “EMPLOYEE”), an individual; and

1.2 Temecula Valley Bank, and its parent and subsidiary corporations, partnerships and other related entities, all of their shareholders, officers, directors, partners, agents, employees, attorneys and representatives (hereinafter collectively referred to as “EMPLOYER”).

2.	Nature and Effect of Agreement

This Agreement consists of a compromise and settlement by the parties of any claims between the parties arising from the circumstances described in Section 3 of this Agreement, and a release given relinquishing all claims. By executing this Agreement, each of the parties intends to and does hereby extinguish any obligations heretofore existing between them and arising from those circumstances. This Agreement is not, and shall not be treated as, an admission of liability by either party for any purpose.

3.	Status and Circumstances of Agreement

This Agreement is entered into with reference to the following facts:

3.1 EMPLOYEE began his employment with EMPLOYER on January 7, 2008 and most recently held the position of Senior Executive Vice President/President SBA Division.

3.2 Due to strategic business decisions made by EMPLOYER, EMPLOYER and EMPLOYEE have mutually determined to terminate the employment relationship of EMPLOYEE with EMPLOYER upon the earlier to occur (“Termination Date”) of: (i) May 31, 2009; (ii) the date EMPLOYEE has obtained full- or part-time employment with another employer; or (iii) at the point EMPLOYEE engages in any self-employment activities.

3.3 Unless EMPLOYEE is terminated with cause (as specified in Section 4.1 of that certain Employment Agreement between EMPLOYER and EMPLOYEE dated November 19, 2007 (“Employment Agreement”) and in which event EMPLOYEE would not be entitled to any additional compensation as of the date of such termination with cause)), EMPLOYEE shall receive the following up to and including the Termination Date except as specified:

(a)	a salary of $16,250.00 paid semi-monthly ($390,000 on an annualized basis) in accordance with Bank’s normal payroll practices;

(b)	an auto allowance of $1,000 per month paid in accordance with Bank’s normal practices;

(c)	medical benefits as specified in the Employment Agreement; and

(d)	vacation and sick leave accruals, if any, allowed under the Employment Agreement shall accrue up to and including January 31, 2009 and shall not accrue for any reason thereafter.

3.4 EMPLOYEE will not be required to provide full-time daily work for EMPLOYER after January 31, 2009, but will be available on call to work on special projects for a maximum of 2  1/2 days each week at EMPLOYER’s place of business in Temecula.

3.5 The parties desire to amicably conclude EMPLOYEE’s employment with EMPLOYER and any disputes related to that employment by entering into this Agreement. This Agreement supersedes the Employment Agreement relative to any amounts of compensation and benefits, including all compensation, auto allowance, medical benefits, vacation and sick leave and severance amounts that might have otherwise been owed to EMPLOYEE by EMPLOYER under the Employment Agreement, any other written or oral agreement with EMPLOYEE or under any other facts and circumstance. Except as otherwise specified in this Agreement, EMPLOYEE is not entitled to any other compensation or other benefits of any kind or nature from EMPLOYER.

4.	Compromise Agreement

In consideration of the promises made herein, the parties agree as follows:

4.1 On or before January 31, 2009, EMPLOYER shall pay EMPLOYEE $300,000.00 as Incentive Bonus for 2008 pursuant to the terms of Section 3.2 (a) of the Employment Agreement, subject to customary and usual withholding for taxes and the like in connection with such payment.

4.2 EMPLOYEE hereby compromises and settles any and all past, present, and/or future claims, demands, obligations, or causes of action for compensatory or punitive damages, costs, losses, expenses, and compensation, whether based on tort, contract, or other theories of recovery, which EMPLOYEE has or which may later accrue to or be acquired by EMPLOYEE against EMPLOYER, EMPLOYER’s predecessors and successors, in interest, heirs, and assigns, and EMPLOYER’s past, present, and future officers, directors, shareholders, agents, employees, parent and subsidiary organizations, affiliates, and partners (each an “EMPLOYER RELEASEE”) arising from in any manner the subject matter of the circumstances described in Section 3 of this Agreement and agrees that this compromise and settlement shall constitute a bar to all such claims other than claims to enforce the terms of this Agreement.

4.3 The parties agree that this compromise and settlement shall constitute a bar to all past, present, and future claims arising out of the subject matter of the action described in Section 3 of this Agreement other than claims to enforce the terms of this Agreement.

4.4 EMPLOYEE acknowledges and agrees that in no event shall EMPLOYER be obligated to pay or provide EMPLOYEE with any further compensation or other benefits of any kind whatsoever other than the compensation specifically called for under the terms of this Agreement.

5.	Release and Discharge

5.1 EMPLOYEE hereby releases and discharges, individually and collectively each EMPLOYER RELEASEE from, and relinquishes any and all past, present, or future claims, demands, obligations, or causes of action for compensatory or punitive damages, costs, losses, expenses, and compensation, whether based on tort, contract, or other theories of recovery, which EMPLOYEE has or which may later acquire by EMPLOYEE against each EMPLOYER RELEASEE arising in any manner from the subject of Section 3 of this Agreement or otherwise, other than those claims, demands, obligations, or causes of action arising under the terms of this Agreement.

5.2 This release specifically includes, without limitation: (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex (including pregnancy) and national origin discrimination); (2) 42 U.S.C. § 1981 (discrimination); (3) 29 U.S.C. §§ 621-634 (Age Discrimination in Employment Act); (4) 29 U.S.C. § 206(d)(1) (equal pay); (5) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex (including pregnancy and gender) or age); (6) Executive Order 11246 (race color, religion, sex (including pregnancy) and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) §§ 503-504 of the Rehabilitation Act of 1973 (handicap discrimination); (9) California Labor Code § 970 et seq. (misrepresentation of employment conditions); (10) the California “Whistleblower” Act, Cal. Lab. Code § 1102.5; (11) the California Unfair Business Practices Act, Cal. Bus. & Prof. Code §§ 1700 et seq.; (12) the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12101 et seq.; and all other claims arising under federal, state, or local statutes, common law, or ordinances, related to EMPLOYEE’s employment, termination and separation from employment with EMPLOYER. This release also includes a release by EMPLOYEE of any claim for tortious conduct, wrongful discharge, violation of public policy or for attorney’s fees related to EMPLOYEE’s employment, termination and separation from employment with EMPLOYER.

6.	Unknown Claims

6.1 EMPLOYEE acknowledges and agrees that the release EMPLOYEE gives to EMPLOYER upon executing this Agreement applies to all claims for injuries, damages, or losses to EMPLOYEE’s person and property, real or personal (whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent) which EMPLOYEE may have against EMPLOYER, and EMPLOYEE hereby waives application of California Civil Code § 1542.

6.2 EMPLOYEE certifies that EMPLOYEE has read the following provisions of California Civil Code § 1542:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

EMPLOYEE indicates that EMPLOYEE has read this provision by signing EMPLOYEE’s initials here:                         .

6.3 EMPLOYEE understands and acknowledges that the significance and consequence of this waiver of California Civil Code § 1542 is that even if EMPLOYEE should eventually suffer additional damages arising out of the facts referred to in Section 3 of this Agreement, EMPLOYEE will not be able to make any claim for those damages. Furthermore, EMPLOYEE acknowledges that EMPLOYEE intends these consequences even as to claims for damages that may exist as of the date of this release, but which EMPLOYEE does not know exist, and which, if known, would materially affect EMPLOYEE’s decision to execute this release, regardless of whether EMPLOYEE’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

7.	Advice of Attorney

EMPLOYEE acknowledges that EMPLOYER hereby advises EMPLOYEE to seek the assistance of an attorney to review and advise EMPLOYEE with regard to entering into this Agreement.

8.	Representations and Warranties

The parties hereto, and each of them represent and warrant to each other and agree with each other, as follows:

8.1 Each of the parties hereto has received independent legal advice from attorneys of such party’s own choice (if any), with respect to the advisability of making the settlement and releases provided for herein, and with respect to the advisability of executing this Agreement, and prior to the execution of this Agreement by each party, that the parties’ attorneys (if so desired) reviewed this Agreement at length and made all desired changes.

8.2 EMPLOYEE acknowledges that EMPLOYEE has been provided the right to consider this Agreement, including the releases contained herein, for a period of twenty-one (21) days prior to executing same.

8.3 There have been no other agreements or understandings between the parties hereto, except as stated in this Agreement.

8.4 Each party, together with such party’s attorney (if any), has made such investigation of the facts and of the law pertaining to this settlement and this Agreement, and of all the matters pertaining thereto, as such party deems necessary.

8.5 The terms of this Agreement are contractual, not a mere recital; this Agreement is a result of negotiation between the parties each of whom has participated in the drafting hereof, through such party’s respective attorney (if any).

8.6 This Agreement has been carefully read by, the contents thereof are known and understood by, and it is signed freely by each person executing this Agreement.

8.7 Entering into this Agreement, each party recognizes that no facts or representations are ever absolutely certain. This Agreement is intended to be final and binding between and among the parties hereto, including their heirs, successors and assigns, and is further intended to be effective as a full and final settlement, accord and satisfaction and release between and among the parties hereto. Each party relies on the said finality of this Agreement as a material factor inducing that party’s execution of this Agreement.

8.8 Each party agrees that such party will not take any action which would interfere with the performance of this Agreement by any other party hereto or which would adversely affect the rights provided for herein.

9.	Confidentiality

Each party to this Agreement agrees that the making of this Agreement and its terms are confidential and hereby agrees not to disclose either the fact of the Agreement or its terms and conditions except as necessary to consult with attorneys, accountants or other professional representatives or as required by law. It is further acknowledged and agreed that this promise of confidentiality was a material condition for the settlement, without which this Agreement would not have been made.

10.	Possible Revocation of Acceptance

After signing and returning this Agreement, EMPLOYEE is entitled to revoke EMPLOYEE’s execution and acceptance of this Agreement within seven (7) days of the actual date of EMPLOYEE’s signing (as indicated below). This Agreement shall not be enforceable in whole or in part until the revocation period has expired. If EMPLOYEE chooses, within seven (7) days of signing, to revoke this Agreement, such revocation shall apply to the entire Agreement and it is understood and agreed that such revocation shall render this entire Agreement null and void. If EMPLOYEE does so decide to revoke EMPLOYEE’s acceptance of this Agreement, EMPLOYEE must deliver actual written notice of revocation to the attention of Janice Stewart, EVP HR Director, whose office is located at 27710 Jefferson Ave. Ste 102, Temecula, CA 92590, served by Federal Express or other appropriate guaranteed delivery service (e.g., U.S. Post Office — Certified Mail, Return Receipt Requested). Failure to provide such revocation notice shall be conclusive proof of EMPLOYEE’s full acceptance of the terms and conditions of this Agreement.

11.	Indemnification

EMPLOYEE agrees to indemnify and hold EMPLOYER harmless against any loss or liability whatsoever, including reasonable attorney’s fees, caused by any action or proceeding before any court or governmental agency, whether state, federal, or local, which is brought by EMPLOYEE or EMPLOYEE’s successors in interest if such action or proceeding arises out of, is based upon, or is related to any claims, demands, or causes of action released herein.

12.	Conditions of Execution

Each party acknowledges and warrants that such party’s execution of this release is free and voluntary.

13.	Execution of Other Documents

Each party to this Agreement shall cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

14.	No Assignments

EMPLOYEE covenants that EMPLOYEE has not and will not make any assignment of any claims, demands or causes of action released herein.

15.	Attorney’s Fees

Each party to this Agreement shall bear all attorney’s fees and costs arising from that party’s own counsel in connection with this Agreement, and the matters referred to herein, any complaint and the dismissal of such complaint, and all related matters. This paragraph shall be applicable to this entire Agreement.

16.	Entire Agreement

This Agreement contains the entire agreement between the parties.

17.	Severability

In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

18.	Survival of Promises and Representations

The promises and representations contained in writing in this Agreement are deemed to survive the date of execution hereof.

19.	Effective Date

This Agreement shall become effective immediately upon execution by EMPLOYEE and EMPLOYER.

20.	Governing Law

This Agreement is entered into, and shall be construed and interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have each approved and executed this Agreement on the date set forth above their representative signatures.

Executed this 12 day of January, 2009

/s/ DAVID BARTRAM
David Bartram

Executed this 12th day of January, 2009

Temecula Valley Bank

By:	/s/ FRANK BASIRICO JR.
Frank Basirico, Jr.
Chief Executive Officer